                                                                   Exhibit 10.17

                                  CONFIDENTIAL


                                   May 7, 1999



Mr. Henry Aszklar
Vice President
AES NY, L.L.C.
1001 North 19th Street
Arlington, VA  22209

Dear Henry:

                  Re:      Sale of Coal-Fired Stations

                  This letter is intended to memorialize the understandings reached between AES NY, L.L.C. ("AES"), and New York State Electric & Gas Corporation ("NYSEG") and NGE Generation, Inc. ("NGE Gen") (NYSEG and NGE Gen, collectively, "Sellers"), regarding certain matters related to the Asset Purchase Agreement dated as of August 3, 1998, as amended ("Asset Purchase Agreement"), for the sale of Sellers' New York coal-fired generating facilities. Capitalized terms not defined herein shall be as defined in the Asset Purchase Agreement. An adjustment related to retirement benefit responsibilities is reflected in the Estimated Closing Statement.

                  The Parties hereby agree that, notwithstanding anything to the contrary contained in the Asset Purchase Agreement:

                  1. Appendix A hereto contains a clarification of the responsibilities of each Party under Section 6.10 of the Asset Purchase Agreement as to the early retirement benefits to be provided after the Closing by NYSEG's Retirement Plan and AES's clone offset plan.

                  2. The President of NGE Gen will not be transferred to AES and AES shall not assume any responsibility with respect to such individual.

                  3. The rights and obligations of the Sellers with respect to the Distributed Business System software described in Section 22 of Schedule 2.1(m) of the Asset Purchase Agreement shall not be conveyed to, or assumed by, AES at Closing and shall be excluded from the sale.

                  4. NYSEG and NGE will allow AES to continue work with respect to the certain Selective Catalytic Reduction and reheater equipment at Kintigh Station until the Closing Date, provided that the work is performed in accordance with the terms and conditions of the Pre-Closing Work Agreement between the Parties dated as of October 1, 1998 and that any communication with regulatory agencies or communities shall be subject to the prior approval and/or participation of NYSEG.

                  5. In connection with the assignment to AES of the Coal Sales Agreement ("CSA") with Consolidation Coal Company ("Consol") dated December 21, 1983, as amended and assigned, Sellers and AES have used reasonable, good-faith efforts to provide information and documentation to Consol sufficient to result in, and otherwise to attempt to procure, Consol's release of Sellers from any obligations under the CSA following the assignment of the CSA to AES, or its affiliate. Despite such efforts, Consol has refused to so release Sellers prior to the Closing. Accordingly, Sellers and AES Eastern Energy, L.P. ("AEE") have entered into the agreement attached hereto as Appendix B.

                  6. With regard to the Somerset Railroad Corporation ("SRC") commercial paper program (the "Program"), AES and its affiliates, and their representatives, with the cooperation of SRC and its representatives, will prepare and execute such documentation and make all other necessary arrangements, including those with lending institution(s), so as to permit SRC to continue the Program (or to establish alternative credit facility arrangements) once the shares of SRC have been transferred by NGE Gen to AES NY3 at the Closing. NYSEG, NGE and AES waive any technical breaches of representations that are contained in the Asset Purchase Agreement to the extent such breaches arise from the arrangements made to continue the Program or to establish alternative credit facility arrangements.

                  7. With regard to the vibration condition that has been observed at the turbine-generator of the Kintigh Station, NYSEG and AEE have entered into the agreement attached hereto as Appendix C.

                  8. During the Hickling Unit 2 turbine outage, the HP turbine rotor was identified to have a condition (excessive cracking in the blade root dovetails) that required, consistent with the manufacturer's recommendation, the removal of the 17th stage rotor buckets. The removal of the 17th stage rotor buckets could result in the reduction of Unit 2's capability and heat rate. NYSEG's recommended remediation of this condition would have included (a) the purchase of a new bare rotor forging from the manufacturer, and (b) re-installation of the existing turbine buckets from the present rotor to the new shaft, including the removed 17th stage and a new 18th stage. Such a course of remediation would
(c) require a 24-week lead time for the new rotor forging and a 5-week outage to complete once the rotor forging is ready, and (d) enhance the production and efficiency of Unit 2 as compared to its current "as is, where is" condition.

                  Accordingly, NYSEG will re-install the turbine rotor (without the 17th stage rotor buckets) in Unit 2 to permit the unit to operate until AES can commence the above-described remediation, and AES will accept a purchase price adjustment (included in the Estimated Closing Statement) to recognize the cost, including lost production and heat rate efficiency losses, associated with undertaking the above-described remediation.

                  9. NYSEG and AES have amended the Interconnection Agreement to, among other things, reflect NYSEG's intent to purchase frequency and regulation response on the open market, thereby relieving AES of its obligation, which would have required the reservation of 40 MW of capacity, to provide such ancillary service to NYSEG. Additionally, NYSEG will net supplemental service consumption against gross plant output at the Goudey, Greenidge and Milliken generating stations (when each such plant is operating) for a period of two (2) years from the Closing Date. At the conclusion of that two-year period, NYSEG will bill AES for such supplemental service consumption, if any, in accordance with NYSEG's applicable tariff.

                  10. When a final DEC opacity consent decree is issued, all penalties relating to violations prior to Closing shall be considered an Excluded Liability under the Asset Purchase Agreement, and shall be paid by NYSEG.

                  11. With respect to the Weber landfill, NYSEG shall (a) remediate the ash spill at such landfill which occurred during the 1998/1999 winter season at NYSEG's sole

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
cost and expense, and (b) based on preliminary estimates made by NYSEG that the cost of repairing the observed sedimentation pond lining tear is $15,000, reimburse AES for the cost of repairing the tear in the lining of the Weber ash sedimentation pond; provided, however, that with respect to NYSEG's undertaking to so reimburse AES for the cost of repairing the tear and any related cost, including costs of obtaining any necessary government approvals and costs associated with re-routing and managing water during such repair process, NYSEG shall only be responsible for up to $25,000. The actual cost of repairing the tear in the lining of the Weber ash sedimentation pond, subject to the aforesaid cap, shall be addressed as a credit to AES in the Post-Closing Statement.

                  12. With respect to the coal tar reserve account maintained by NYSEG with the DEC with respect to the burning of alternate fuels at Hickling and Jennison, (a) the reserve account currently has a balance of approximately $75,000, (b) NYSEG will withdraw and retain those funds from that account in excess of $37,500 on or before the Closing, to reflect the fact that the applicable alternate fuel permit that was renewed for Hickling (and effective March 28, 1999) does not contain a provision for the maintenance of such an account, and (c) NYSEG will transfer its right to access the remaining $37,500 in that account pertaining to Jennison to AES Creative Resources, L.P. ("ACR") on the Closing. In the event that, after the Closing, the applicable alternate fuel permit issued to ACR for Jennison does not contain a provision for the maintenance of such an account, ACR shall (d) if the Jennison permit is issued within the sixty (60) day period following Closing, agree to record a credit of $37,500 in NYSEG's favor in the Post-Closing Statement, or (e) if the Jennison permit is issued later than that date which is sixty (60) days after the Closing, ACR shall remit the amount of $37,500 to NYSEG within five (5) days after the permit is issued. In the event that, after the Closing, the applicable alternate fuel permit issued to ACR for Jennison does contain a provision for the maintenance of such an account, ACR shall have no obligation to credit or remit such remaining funds to NYSEG.

                  13. With respect to the brine concentrator located at Milliken, NYSEG and AEE have entered into an agreement pursuant to which NYSEG has agreed to indemnify AEE with respect to various matters related to the brine concentrator and a certain contract entered into between

Gorman Brothers Corporation and NYSEG. A copy of that agreement is attached hereto as Appendix D.

                  14. AES, and AEE, and ACR hereby consent to the assignment by NGE Gen to NYSEG of all of NGE Gen's rights and obligations under the Asset Purchase Agreement and, upon such assignment, AES, AEE and ACR shall be deemed to have released NGE Gen from all obligations and liabilities under the Asset Purchase Agreement.

                  15. From and after the Closing, NYSEG will provide backup and supplemental power to AES under NYSEG Tariff SC-11. AES disagrees that this is the applicable tariff and NYSEG acknowledges that AES has the right to petition the New York Public Service Commission to apply a different tariff.

                  16. Sellers acknowledge that, in accordance with Section 6.2 of the Asset Purchase Agreement, after the Closing AES will have reasonable access to the books and records related to the Purchased Assets with respect to periods prior to the Closing. Sellers agree that such access shall include access to books and records and Sellers' employees for the purpose of preparing and reviewing financial statements for the Purchased Assets as of the dates and for the periods prior to the Closing Date conforming with generally accepted accounting principles and the requirements of Regulation S-X of the Securities and Exchange Commission; provided that such access and responsibility for Sellers' costs shall otherwise be in accordance with the terms of Section 6.2 of the Asset Purchase Agreement; and provided further that it is understood that Sellers shall only be required to provide existing data and shall not be required to create or compile data that does not currently exist.

                  17. A new Estimated Closing Statement will be prepared by Sellers reflecting an Estimated Adjustment as of the Closing Date.

                  18. Except for the foregoing, the terms and conditions of the Asset Purchase Agreement remain unchanged in all respects. This letter agreement shall constitute an amendment to the Asset Purchase Agreement.



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
                     [This space left blank intentionally.]

                  If the foregoing accurately reflects our agreement, please so indicate by signing all three copies of this letter in the space provided below. Two copies should be returned to NYSEG, while the other copy is for your files.

                                                 Very truly yours,

                                                 NEW YORK STATE ELECTRIC & GAS
                                                   CORPORATION


                                                 By
                                                   Daniel W. Farley
                                                   Vice President and Secretary


                                                 NGE GENERATION, INC.


                                                 By
                                                     Kenneth M. Jasinski
                                                     Executive Vice President
AGREED TO:

AES NY, L.L.C.


By
     Name:
     Title:


AES EASTERN ENERGY, L.P.

BY AES NY, L.L.C.,
     as General Partner


By
     Name:
     Title:


AES CREATIVE RESOURCES, L.P.

BY AES NY, L.L.C.,
     as General Partner

By
     Name:
     Title:

                                                                      APPENDIX A


                  The following is a clarification of the responsibilities and duties of each party under Section 6.10 of the Asset Purchase Agreement as such section relates to the benefits to be provided by each of the Retirement Benefit Plan for Employees of NYSEG (the "NYSEG DB Plan") and the "defined benefit plan" which is identical to the NYSEG DB Plan to be established by AES pursuant to the terms of Section 6.10 of the Asset Purchase Agreement (the "Clone-Offset Plan"). (Capitalized term used herein without definition are used herein as defined in the Asset Purchase Agreement.)

                  A) Clone-Offset Plan. AES shall, as of the Closing Date, establish a "defined benefit plan" which is identical to the NYSEG DB Plan under which the ultimate benefits provided to the Transferred Employees shall be offset by the value of the "Accrued Benefit", as such term is defined in Article H, Section I of the NYSEG DB Plan, for each such Transferred Employee. AES acknowledges and agrees that the Clone-Offset Plan shall be solely responsible for any early retirement benefits to be provided by the Clone-Offset Plan, which benefits will be identical to the early retirement benefits provided pursuant to the terms of Article IV of the NYSEG DB Plan (the "Early Retirement Subsidy"), subject to the offset provided by subsection B below.

                  The following example illustrates how these benefits will be provided:

                  A Transferred Employee has earned a vested benefit of $1,000 per month under the NYSEG DB Plan by the time of Closing and earns an additional $300 per month vested benefit under the Clone-Offset Plan by August 1, 1999 (or some other date between Closing and June 30, 2000). Assume that the Transferred Employee becomes age 55 and has at least 10 years service (including the service credited from the NYSEG DB Plan) on August 1, 1999 (or such other date between Closing and June 30,
         2000) and elects to retire. The Transferred Employee would be eligible to receive 85% of the vested monthly benefit of $1,300 per month ($1,105 per month) under the Clone-Offset Plan, offset by the actuarially-reduced vested benefit payable from the NYSEG DB Plan (i.e., 37.9% of the $1,000 age 65 vested benefit or $379).

                  B) NYSEG DB Plan. NYSEG and NGE hereby acknowledge and agree that, as required by the terms of the Internal Revenue Code of 1986, as amended (the "Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERIISA"), the NYSEG DB Plan shall be responsible for providing the Early Retirement Subsidy (as determined on the Transferred Employee's benefit commencement date from the Clone-Offset Plan) on the Accrued Benefit (as determined on the Closing Date) for any Transferred Employees who would be eligible to receive such Early Retirement Subsidies if they retired on the Closing Date and that no Early Retirement Subsidy shall be provided to any other Transferred Employees by the NYSEG DB Plan. NYSEG and NGE shall take all actions necessary to accomplish this result, including, but not limited to, administering the NYSEG DB Plan in a manner consistent with the foregoing sentence or adopting an amendment to the NYSEG DB Plan to provide benefits in accordance with the terms of the foregoing sentence, as NYSEG and NGE, in their sole and absolute discretion, deem necessary to comply with the terms of the foregoing sentence.

                  The following examples illustrate the operation of the foregoing paragraph:

                  A Transferred Employee is age 55 and has 10 years of service on the day before the date of Closing. At that time, his vested age 65 benefit is $1,000 per month, so that, if he retired on the day before the date of Closing, he would be entitled to 85% of such benefit due to the Early Retirement Subsidy or $850 per month from the NYSEG DB Plan.

                  However, this same Transferred Employee elects not to retire prior to Closing and continues to work for AES until June 30, 2000. At that time, he is age 57 and has 12 years of combined service with NYSEG/NGE and AES. Assume his vested age 65 benefit is now $1,200 per month. Due to the Early Retirement Subsidy terms, he would be entitled to 91% of that amount, or $1,092 per month from the Clone-Offset Plan, reduced by the $910 per month offset (as determined above on the date of Closing) payable by the NYSEG DB Plan. The Clone-Offset Plan would pay the remaining $182 per month to the Transferred Employee.

                                                                      APPENDIX B

                 Agreement Regarding Consol Coal Sales Agreement

                                    AGREEMENT

                  THIS AGREEMENT made as of this 30th day of April, 1999 (the "Agreement") by and among New York State Electric & Gas Corporation ("NYSEG"), a New York corporation and NGE Generation, Inc. ("NGE Gen"), a New York corporation (NYSEG with NGE Gen collectively referred to as the "Sellers"), and AES Eastern Energy, L.P., a Delaware limited partnership ("AEE").

                              W I T N E S S E T H :

                  WHEREAS, the Sellers and AES NY, L.L.C., a Delaware limited liability company ("AES NY") entered into a certain Asset Purchase Agreement dated as of August 3, 1998 (as the same may be modified, supplemented or amended from time to time, the "APA") pursuant to which the Sellers agrees to sell and AES NY agrees to purchase the Purchased Assets; and

                  WHEREAS, the APA requires the Sellers to assign, and AES NY to assume, without recourse to the Sellers, a certain Coal Sales Agreement dated December 21, 1983, by and between NYSEG and Consolidation Coal Company ("Consol") (as the same may be modified, supplemented or amended from time to time, the "CSA"); and

                  WHEREAS, the APA provides for the assignment of the CSA by the Sellers to AES NY to be effected pursuant to the Assignment and Assumption Agreement; and

                  WHEREAS, AES NY has assigned certain of its rights and obligations under the APA with respect to the Kintigh Station to AEE; and

                  WHEREAS, pursuant to the terms of the APA AEE is required to assume, without recourse to the Sellers, the obligations of the Sellers under the CSA arising or accruing on and after the Closing Date; and

                  WHEREAS, Consol, claiming a lack of creditworthiness of AEE, has refused to release the Sellers from liability under the CSA following the assignment of the CSA from the Sellers to AEE.

                  NOW THEREFORE, in consideration of the premises and the mutual undertakings and agreements hereinafter set forth and intending to be legally bound hereby, the Sellers and AEE agree as follows:

                  1. Definitions. Capitalized terms used herein shall, except as otherwise specifically provided herein, have the respective meanings ascribed thereto under the APA.

                  2. AEE Acknowledgments. AEE acknowledges and agrees that (a) Consol's consent is not required for Sellers to assign the CSA to AEE, (b) the CSA constitutes an Assigned Contract under the APA, (c) the assignment of the CSA by the Sellers to AEE, and the assumption by AEE of all obligations and liabilities under the CSA arising or accruing on and after the Closing Date, constitutes an Assumed Liability under the APA, and (d) the assignment of the CSA by the Sellers to AEE, and AEE's assumption of the CSA, will be effected under the Assignment and Assumption Agreement in accordance with the terms of the APA.

                  3. CSA Obligations. AEE shall assume and discharge when due, all of the Sellers' liabilities and obligations, direct or indirect, known or unknown, absolute or contingent, under the CSA to the extent arising or accruing on and after the Closing Date.

                  4. AES Warranties and Covenants. AEE warrants and covenants to the Sellers that (a) AEE shall not breach, default, or in any material respect violate, the CSA in a manner that shall cause a claim for damages, or otherwise for a sum of money, to be demanded from Sellers, or either Seller, under the CSA, (b) AEE shall immediately deliver to NYSEG (in accordance with the provisions of Section 9 of this Agreement) any notice, written or otherwise, received from Consol that declares or claims that AEE is in breach of, in default under, or otherwise in violation of the CSA, (c) AEE shall contemporaneously deliver to NYSEG any notice delivered by AEE under the CSA related to any breach, default, or violation of the CSA, (d) AEE shall not extend the term of the CSA without first obtaining the prior approval of NYSEG, which shall not be unreasonably withheld, delayed or conditioned, and (e) AEE shall not modify, revise, or waive any right or obligation under the CSA, or agree to so modify, revise or waive any right or obligation under the CSA, in a manner that materially and adversely affects Sellers.

                  5. Assignment. AEE shall not assign the CSA without the prior written consent of NYSEG, which consent shall not be unreasonably withheld, delayed or conditioned. Any attempted assignment of the CSA by AEE in violation of the preceding sentence shall be deemed void. In the event of any assignment of the CSA by AEE, AEE shall not be released from liability under the CSA or this Agreement. For purposes of this Section 5, an assignment of the CSA shall include both an assignment of rights or a delegation of duties or both. AEE hereby consents to NGE Gen's assignment of its rights and obligations under this Agreement to NYSEG, and NYSEG's assumption of such rights and obligations and, upon such assignment and assumption, AEE will be deemed to have released NGE Gen from all liability under this Agreement.

                  6. Sellers' Representations and Covenants. Sellers represent that (a) no default, or event or occurrence which, upon the giving of notice, or passage of time, or both, would constitute a default under the CSA, exists on the date hereof, (b) Sellers shall immediately deliver to AEE (in accordance with the provisions of Section 9 of this Agreement) any notice, written or otherwise received from Consol, or a third party, in connection with the CSA, and (c) Sellers shall not intentionally cause any default under or in connection with the CSA from and after the date hereof.

                  7. Indemnity and Limitation of Liability. The parties agree that Article VIII of the APA applies to the CSA as an Assumed Liability. Seller shall indemnify, defend and hold harmless AEE with respect to the CSA in accordance with the provisions of Article VIII of the APA. AEE shall indemnify, defend and hold harmless the Sellers with respect to the CSA in accordance with the provisions of Article VIII of the APA. The provisions of this Section 7 shall survive any expiration or termination of this Agreement. Sellers' liability to AES under this Agreement in connection with the CSA shall be limited to direct damages, if any, suffered by AEE as a result of Sellers' material breach of this Agreement.

                  8. Termination. This Agreement may only be terminated by AEE
(a) upon written notice by AEE to the Sellers, following the receipt by the Sellers from Consol of a written, unconditional acknowledgement, in form and substance reasonably acceptable to the Sellers, that any or all liability of the Sellers under the CSA has been fully released, or (b) upon expiration of the CSA, or (c) upon a lawful termination of the CSA which is expressly agreed upon by Consol. This Agreement may be terminated by NYSEG upon written notice to AEE under the circumstances described in Section 8(b) and 8(c) above.

                  9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and effective if delivered personally or by facsimile transmission or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient party at its following address (or at such other address or facsimile for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to NYSEG, to:

                           New York State Electric & Gas Corporation
                           Legal Services Department
                           Corporate Drive - Kirkwood Industrial Park
                           P.O. Box 5224
                           Binghamton, N.Y.  13902-5224
                           Attn:  Daniel W. Farley

                           with a copy to:

                           Huber Lawrence & Abell
                           605 Third Avenue
                           New York, N.Y.  10158
                           Attn:  Nicholas A. Giannasca, Esq.

                  (b)      If to AEE, to:

                           AES Eastern Energy, L.P.
                           1001 North 19th Street
                           Arlington, VA 22209
                           Attn:  Project Manager

                           with a copy to:

                           Chadbourne & Parke L.L.P.
                           30 Rockefeller Plaza
                           New York, N.Y.  10112
                           Attn:  Richard Sonkin, Esq.

                  10. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflicts of law).

                  11. Forum Selection. The parties hereto agree that venue in any and all actions and proceedings related to the subject matter of this Agreement shall be in the State and federal courts in and for New York County, New York, which courts shall have exclusive jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in any manner recognized by such courts. Each of the parties hereto irrevocably waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

                  12. Dispute Resolution. In the event a dispute arises between the Sellers and AEE regarding the application or interpretation of any provision of this Agreement, the provision for settlement of disputes set forth in Section
10.1 of the APA shall apply and such provision is incorporated herein by reference thereto and made a part of this Agreement.

                  13. Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Sellers and AEE.

                  14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  15. Relationship to APA. Nothing in this Agreement shall be construed as in any way affecting the Sellers' or AEE's rights or remedies under the APA; provided, however, that notwithstanding Section 8.1(f) of the APA, the rights and remedies of the Sellers and AEE with respect to the CSA shall be deemed supplemented by this Agreement. In the event of a conflict between the terms and conditions of this Agreement and the APA shall be resolved in favor of this Agreement.

                  16. Representations. AEE and Sellers each represent that this Agreement constitutes the legal, valid and binding obligation of each such party and is enforceable in accordance with its terms.

                  17. Interpretation. The section headings contained in this Agreement are solely for the purpose of reference are not part of the agreement of the parties had shall not in any way affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the Sellers and AEE have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                 NEW YORK STATE ELECTRIC & GAS CORPORATION


                                 By
                                     Name:
                                     Title:


                                 NGE GENERATION, INC.


                                 By
                                     Name:
                                     Title:


                                 AES EASTERN ENERGY, L.P.


                                 By
                                     Name:
                                     Title:

                                                                      APPENDIX C



             Agreement Regarding Kintigh Station Vibration Condition

                                    AGREEMENT


     AGREEMENT made as of the 13th day of April, 1999 ("Agreement") between and among NGE GENERATION, INC., a New York corporation ("NGE"), NEW YORK STATE ELECTRIC & GAS CORPORATION, a New York corporation ("NYSEG", with NGE and NYSEG being collectively referred to as "Sellers") and AES EASTERN ENERGY, L.P., a Delaware limited partnership ("AEE").

                              W I T N E S S E T H :

     WHEREAS, the Sellers and AES NY, L.L.C., a Delaware limited liability company ("AES NY") entered into a certain Asset Purchase Agreement dated as of August 3, 1998 (as the same may be modified, supplemented or amended from time to time, the "APA") pursuant to which Sellers agree to sell and AES NY agrees to purchase the Purchased Assets. Capitalized terms used herein shall, except as otherwise specifically provided herein, have the respective meanings ascribed thereto under the APA;

     WHEREAS, a vibration condition has been observed in the number 9 bearing of the turbine-generator at the Kintigh Station (the "Vibration Condition"), which condition, in the opinion of AEE, differs from the vibration condition that existed at the Kintigh Station turbine-generator as of the date of the APA;

     WHEREAS, the Vibration Condition may be satisfactorily addressed by maintenance and repair to the Kintigh Station turbine-generator that will be performed during the AEE Turbine Outage (hereinafter defined);

     WHEREAS, the parties recognize that the possibility exists that satisfactorily addressing the Vibration Condition will require inspection of, and maintenance and repair to, the Kintigh Station turbine-generator in addition to that which is customarily performed during a scheduled 10-year outage such as the AEE Turbine Outage;

     WHEREAS, the Vibration Condition may also have further material implications for revenue to be derived from the Kintigh Station from and after the Closing Date in that such possible additional inspection, repair and maintenance required to satisfactorily address the Vibration Condition may require the Kintigh Station turbine-generator to be unavailable to produce power for a period extending beyond the duration of the planned AEE Turbine Outage and the planned AEE Boiler Outage (hereinafter defined);

     WHEREAS, AES NY has assigned certain of its rights and obligations under the APA with respect to the Kintigh Station to AEE (the "AEE Assignment") and has assigned certain other of its rights and interests under the APA with respect to the Kintigh Station to the owner trusts more specifically described in Exhibit A attached hereto (collectively, the "Owner Trusts");

     WHEREAS, AEE will be the lessee, under various lease agreements to be entered into between AEE and the Owner Trusts (the "Lease Agreements"), of the rights and interests to be acquired by the Owner Trusts in and to the Kintigh Station, which lease agreements will grant AEE operational control over such rights and interests held by the Owner Trusts in the Kintigh Station;

     WHEREAS, as of the Closing Date, AEE will be the entity entitled to exercise control over the operations of the Kintigh Station as a result of the execution and delivery of the Lease Agreements and the conveyance to AEE of the other interests in and to the Kintigh Station by Sellers under the APA pursuant to the AEE Assignment, NGE will assign its rights and obligations under this Agreement to NYSEG, and NYSEG shall assume such rights and obligations;

     WHEREAS, AEE will conduct an outage (the "AEE Turbine Outage") for the Kintigh Station, to commence on or about May 1, 1999, to perform repair and periodic maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the GE Power Generation Services "Inspection Report" dated Fall 1990, FSR 306T015 (the "1990 Inspection Report");

     WHEREAS, AEE will, and will cause AES NY to, close under the APA notwithstanding the Vibration Condition and uncertainty on the date of this Agreement regarding the precise nature of the cause of the Vibration Condition, the nature of addressing the Vibration Condition and the magnitude of the impact the Vibration Condition may have on repair costs and future revenues from the Kintigh Station, based upon the undertakings of Sellers hereinafter set forth;

     WHEREAS, Sellers wish to insure that AEE and AES NY will close under the APA, based upon the undertakings of Sellers hereinafter set forth, notwithstanding the Vibration Condition and the uncertainty on the date of this Agreement regarding the precise nature of the cause of the Vibration Condition, the nature of addressing the Vibration Condition, and the magnitude of the impact the Vibration Condition may have on repair costs and future revenues from the Kintigh Station.

     NOW, THEREFORE, in consideration of the premises and the mutual undertakings and agreements hereinafter set forth and intending to be legally bound hereby, Sellers and AEE agree as follows:

     1. As used in this Agreement, the following terms shall have the meanings specified below:

     "Kintigh Station" shall mean the Kintigh Generating Station consisting of a coal-fired, steam turbine generating unit with a net generating capacity of 675 MW located in Barker, New York, and associated facilities.

     "Lost Net Revenues" for any period shall mean net revenues that would have been received by AEE during such period assuming that the Kintigh Station would have operated during that period consistent with its average dispatch curve over the then most-recent 12-month period, and that the output (installed net capacity and energy) that the Kintigh Station would have produced during that period would have been sold at a price equal to the applicable price set forth in the "Daily-Western New York" index contained in "Power Market Weekly" (the "Index"). For purposes of this definition of Lost Net Revenue, (a) if the Index provides a range of installed net capacity and/or energy prices applicable to all or part of the period in question, then the price that shall be used for purposes of calculating Lost Net Revenue shall be the average of the prices set forth in that range, and (b) if the Index should cease to be published, or if the Index is not published for all or part of the period, then the applicable price for installed net capacity and energy at PJM Western Hub for that period shall be used for calculating Lost Net Revenue.

     "Completion Date" shall mean the date on which an independent engineering consultant (the "Consultant") retained by NYSEG and AEE and selected by NYSEG and AEE from the list attached hereto as Exhibit B (or such other consultant as mutually agreed to by NYSEG and AEE), has confirmed in writing, provided to both AEE and NYSEG, its professional engineering opinion that the Vibration Condition has been satisfactorily addressed in that the Kintigh Station turbine-generator can be reasonably expected, given the assumptions that the Consultant may reasonably find appropriate for such an opinion, to operate for a period of 10 years from the Completion Date without the re-occurrence of the Vibration Condition outside of the manufacturer's operating specifications. AEE and NYSEG shall share the cost of the Consultant equally. AEE and NYSEG shall cause the Consultant to issue the aforesaid opinion as soon as possible after the completion of those steps taken by AEE, and agreed to be NYSEG, to address the Vibration Condition.

     2. During the AEE Turbine Outage, AEE shall inspect the Kintigh Station turbine-generator and shall address the Vibration Condition in a manner reasonably satisfactory to AEE and consistent with Good Utility Practices. AEE will proceed with due diligence and employ Good Utility Practices to address the Vibration Condition. As part of AEE's obligation to employ due diligence to address the Vibration Condition, and at NYSEG's expense, AEE shall use commercially reasonable efforts to place on, or have available at, the Kintigh Station site, on or before the date that the AEE Turbine Outage will commence, equipment, machinery, and personnel (including a lifting rig and lathe) that NYSEG confirms in writing may be required to satisfactorily address the Vibration Condition during the AEE Turbine Outage. AEE shall employ reasonable best efforts to satisfactorily address the Vibration Condition during the duration of the AEE Turbine Outage.

     3. AEE will permit representatives and employees of NYSEG and the Consultant to be present at the Kintigh Station from the date the AEE Turbine Outage commences through the Completion Date for the purpose of observing the AEE Turbine Outage, enabling NYSEG to exercise its rights under this Agreement, and facilitating the Consultant's performance of its functions under and in connection with this Agreement.

     4. AEE will not undertake any aspect of addressing the Vibration Condition without first obtaining the consent of NYSEG thereto, which consent shall not be unreasonably withheld, delayed or conditioned. If NYSEG does not either give its consent, or refuse, in writing, to give its consent (specifying in such writing, in reasonable detail, its reason for refusing to give such consent) within 48 hours after AEE's request for such consent (which must be written), NYSEG's consent shall be deemed given. If NYSEG shall refuse, in writing, to give its consent to the matter requested, and NYSEG and AEE are unable to resolve their differences on such matter within an additional 12-hour period, such matter shall be promptly referred to the Consultant for resolution consistent with the terms and conditions of this Agreement, and NYSEG and AEE shall require the Consultant to render a decision on such matter no later than four (4) hours after the Consultant has received such matter for resolution. The decision of the Consultant shall be binding on NYSEG and AEE.

     5. Subject to paragraph 7, NYSEG shall be responsible for, and shall pay all costs and expenses reasonably incurred by AEE, up to and including the Completion Date, in connection with satisfactorily addressing the Vibration Condition, including, but not limited to, the costs of all necessary replacement parts, the costs of repair to damaged parts, and all labor and other costs incurred in connection therewith, to the extent such costs and expenses are incurred in connection with AEE undertaking repair and maintenance of the Kintigh Station turbine-generator that is (a) beyond the repair and maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the 1990 Inspection Report, or (b) not activity to address normal wear and tear of the Kintigh Station turbine-generator. Except as otherwise provided in this paragraph 5, AEE shall be responsible for all costs and expenses in connection with the AEE Turbine Outage, including those costs and expenses incurred by AEE in satisfactorily addressing the Vibration Condition.

     6. The AEE Turbine Outage is scheduled to commence on or about May 1, 1999 and end 39 days after it commences (the "Turbine Outage Target Date"). In addition, AEE has planned an outage at Kintigh Station with respect to the boiler (the "AEE Boiler Outage") which is scheduled to commence on or about May 1, 1999 and end 45 days after it commences (the "Boiler Outage Target Date").

     7. If (a) the Completion Date has not occurred on or prior to the Turbine Outage Target Date, but it does occur before the Boiler Outage Target Date, resulting in a loss of revenue due to foregone sales of, or credits for, installed net capacity and/or energy to AEE from and after the Boiler Outage Target Date, NYSEG shall provide compensation to AEE for Lost Net Revenues for and with respect to the period beginning on the Boiler Outage Target Date and ending on the date that is a number of days after the Boiler Outage Target Date, that number being equal to the number of days after the Turbine Outage Target Date that the Completion Date occurs, or (b) the Completion Date occurs after the Boiler Outage Target Date, resulting in a loss of revenue due to foregone sales of, or credits for, installed net capacity and/or energy to AEE from and after the Boiler Outage Target Date, NYSEG shall provide compensation to AEE for Lost Net Revenue for and with respect to the period beginning on the Boiler Outage Target Date and ending on a date after the Completion Date that is the lesser of(AA) six (6) days, or (BB) the number of days needed to complete the AEE Boiler Outage after the Completion Date, in either case (a) or (b) above to the extent the delay in achieving the Completion Date prior to the later of those outage target dates is caused by AEE's need to satisfactorily address the Vibration Condition and is not caused by (i) repair and maintenance to the Kintigh Station turbine-generator consistent with a 10-year wear and tear factor from the baseline data contained in the 1990 Inspection Report, (ii) a breach by AEE of its obligations under this Agreement, (iii) activity related to addressing normal wear and tear of the Kintigh Station turbine-generator, (iv) any repair or maintenance to the Kintigh Station turbine-generator that is unrelated to the need to satisfactorily address the Vibration Condition, (v) any negligence or willful misconduct of AEE or any of its representatives, employees, or contractors, (vi) any event customarily referred to as "force majeure," or (vii) any independent delay in performing the AEE Turbine Outage or the AEE Boiler Outage. For purposes of this paragraph 7, AEE shall use commercially reasonable efforts to complete the AEE Boiler Outage as soon as possible after the Completion Date.

     8. The sums payable by NYSEG to AEE under this Agreement shall be limited to those amounts set forth in paragraphs 5 and 7 (and, to the extent such costs are incurred by AEE, NYSEG's share of the cost of the Consultant or costs incurred pursuant to paragraph 2) and shall be paid by NYSEG, subject to audit, within twenty (20) days of written demand therefor, accompanied by reasonable documentary substantiation of same, in immediately available funds to an account specified by AEE.

     9. (a) Within fourteen (14) days after the AEE Turbine Outage has commenced, AEE may provide written notice to NYSEG (the "Outage Notice") to the effect that, in the opinion of AEE, it is not possible for ARE to complete the repair and maintenance necessary to address satisfactorily the Vibration Condition in accordance with the terms and conditions of this Agreement on or before the Turbine Outage Target Date.

     (b) If NYSEG agrees with AEE's opinion expressed in the Outage Notice, which agreement shall be delivered to AEE in writing within forty-eight (48) hours after NYSEG's receipt of the Outage Notice, (i) AEE shall have the right to complete the AEE Turbine Outage without addressing the Vibration Condition,
(ii) AEE shall have the right to schedule a Kintigh Station turbine outage (the "Subsequent Turbine Outage") to address the Vibration Condition, which outage shall be scheduled to commence on a date, mutually agreed to by NYSEG and AEE, during the 12-month period (the "Subsequent Outage Period") commencing with the later of (AA) the completion of the AEE Turbine Outage, (BB) if the timing of the Subsequent Turbine Outage is the subject of disagreement, the end of the good-faith discussion period described in subsection (iii) below, and (CC) if the timing of the Subsequent Turbine Outage is subject to the determination of the Consultant under section (c) below, the date that the Consultant renders a decision, and (iii) NYSEG and AEE shall engage in good-faith discussions, for a period no longer than forty-five (45) days following NYSEG's receipt of the Outage Notice, to agree upon the timing of the Subsequent Turbine Outage and the scope of repair and maintenance to the Kintigh Station turbine-generator that will be conducted by AEE during the Subsequent Turbine Outage to address satisfactorily the Vibration Condition.

     If AEE so schedules the Subsequent Turbine Outage as agreed by NYSEG and AEE, or as determined by the

Consultant, (x) NYSEG shall reimburse AEE for the costs of, and Lost Net Revenue associated with, the Subsequent Turbine Outage to the same extent as set forth in paragraphs 5 and 7 of this Agreement, and upon the payment of such sums, NYSEG shall have no further liability to AEE under this Agreement, (y) AEE shall use commercially reasonable efforts to commence the Subsequent Turbine Outage during the Subsequent Outage Period, provided, however, that if AEE cannot so timely commence the Subsequent Turbine Outage despite such efforts due to the unavailability of equipment, parts or personnel, then AEE shall have the right, upon written notice to NYSEG, to commence the Subsequent Turbine Outage during the six-month period following the expiration of the Subsequent Outage Period on a date mutually agreeable to NYSEG and AEE, and (z) the terms and conditions of this Agreement applicable to addressing the Vibration Condition during the AEE Turbine Outage shall be equally applicable to addressing the Vibration Condition during the Subsequent Turbine Outage, unless such terms and conditions are modified by NYSEG and AEE in writing.

     (c)(i) If NYSEG disagrees with AEE's opinion expressed in the Outage Notice, which disagreement shall be conveyed to AEE in writing within forty-eight (48) hours after NYSEG's receipt of the Outage Notice, or (ii) if AEE and NYSEG cannot agree, despite a period of forty-five (45) days' good-faith discussions, on the timing of, and the scope of repair and maintenance to be performed by AEE during, the Subsequent Turbine Outage to address satisfactorily the Vibration Condition, then the matter shall be promptly referred to the Consultant for resolution consistent with the terms and conditions of this Agreement, and NYSEG and AEE shall require the Consultant to render a decision no later than four (4) hours after receiving for resolution the matter described in subsection (c)(i) above, or no later than five (5) days after receiving the matter for resolution described in subsection (c)(ii) above. The decision of the Consultant shall be binding on NYSEG and AEE.

     10. All notices and other communications hereunder shall be in writing and shall be deemed given and effective if delivered personally or by facsimile transmission or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its following address (or at such other address or facsimile for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

                  (a)      If to NYSEG, to:

                           NEW YORK STATE ELECTRIC & GAS
                             CORPORATION
                           Legal Services Department
                           Corporate Drive-Kirkwood Industrial Park
                           P.O. Box 5224
                           Binghamton, New York 13902-5224
                           Attn:  Secretary

                           with a copy to:

                           Huber Lawrence & Abell
                           605 Third Avenue
                           New York, New York 10158
                           Attn:  Nicholas A. Giannasca, Esq.

                  (b)      If to AEE, to:

                           AES Eastern Energy, L.P.
                           1001 North 19th Street
                           Arlington, Virginia 22209
                           Attn:  Project Manager

                           with a copy to:

                           Chadbourne & Parke LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           Attn:  Richard Sonkin, Esq.

(it being intended that no separate notice be given to NGE under this Agreement).

                  11. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York (regardless of the law that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. The Parties hereto agree that venue in any and all actions and proceedings related to the subject matter of this Agreement shall be in the State and federal courts in and for New York County, New York, which courts shall have exclusive jurisdiction for such purpose, and the parties hereto irrevocably submit to the exclusive jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Service of process may be made in any manner recognized by such courts. Each of the Parties hereto irrevocably waive its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

     12. Dispute Resolution. In the event a dispute arises between the Sellers and AEE regarding the application or interpretation of any provision of this Agreement, the provision for settlement of disputes set forth in Section 10.1 of the APA shall apply and such provision is incorporated herein by reference thereto and made a part of this Agreement.

     13. Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of NYSEG and AEE.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15. Assignment. As between Sellers, NGE may assign all of its rights and obligations under this Agreement to NYSEG without the consent of AEE and upon such an assignment, AEE will be deemed to have released NGE from all obligations and liabilities hereunder.

     16. Interpretation. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, the Sellers and AEE have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                       NGE GENERATION, INC.


                                       By __________________________________
                                           Kenneth M. Jasinski
                                           Executive Vice President


                                       NEW YORK STATE ELECTRIC & GAS
                                           CORPORATION


                                       By __________________________________
                                           Kenneth M. Jasinski
                                           Executive Vice President


                                       AES EASTERN ENERGY, L.P.


                                       By __________________________________
                                           Henry Aszklar
                                           Vice President

                                    Exhibit A

                                  Owner Trusts

                                    EXHIBIT A


     The names of the Owner Trusts are as follows:

     Kintigh Facility Trust A-1, A-2, B-1, B-2, C-1, C-2

     Milliken Facility Trust A-1, A-2, B-1, B-2, C-1, C-2

                                    Exhibit B

                               List of Consultants

PTI                                                     Schenectady, NY

Turbine Consultants                                     Milwaukee, WI

ReAct, Ltd., Team LLC                                   Mount Pleasant, SC

MDA                                                     Schnectady, NY

Providence Rotating
   Electrical Equip. Services                           Columbus, OH

Stone & Webster                                         Boston, MA

                                                                      APPENDIX D



                          Brine Concentrator Agreement


F:\ATTY\GIANNASC\NYSEG\GenAuction\OMNIBUS_draft050799_vers2.doc

                                                                      APPENDIX D


                    NEW YORK STATE ELECTRIC & GAS CORPORATION
                                       AND
                              NGE GENERATION, INC.
                   CORPORATE DRIVE - KIRKWOOD INDUSTRIAL PARK
                                  P.O. BOX 5224
                         BINGHAMTON, NEW YORK 13901-5224

                                  May ___, 1999

AES Eastern Energy, L.P.
1001 North 19th Street
Arlington, Virginia  22209

Re: Milliken Station Brine Concentrator

Gentlepersons:

     Reference is made to the Asset Purchase Agreement dated as of August 3, 1998 by and among NGE Generation, Inc. ("NGE Generation"), New York State Electric & Gas Corporation ("NYSEG"), and AES NY, L.L.C. ("AES") (as amended and assigned, the "Asset Purchase Agreement"). NGE Generation and NYSEG are individually and collectively referred to in this Letter Agreement as the "Sellers". Capitalized terms not otherwise defined in this Letter Agreement shall have the meaning ascribed to them in the Asset Purchase Agreement.

     Among the assets to be transferred pursuant to the Asset Purchase Agreement are a calcium chloride brine concentrating system located in the FGD Building at the Milliken Station (the "Brine Concentrator") and an Agreement for Calcium Chloride Brine Sales dated as of November 3, 1994 by and between NYSEG and Gorman Brothers Corporation (the "Gorman Bros. Contract") governing the sale and removal of brine from the Brine Concentrator. The Gorman Bros. Contract is subject to litigation in an action in the Supreme Court of the State of New York for Albany County entitled "Gorman Brothers, Inc. v. New York State Electric & Gas Corporation" (the "Gorman Bros. Litigation"). The purpose of this Letter is to establish the indemnity obligations of the Sellers and AES with respect to certain disputes under the Gorman Bros. Contract and certain potential liability relating to non-payment of sums relating to the manufacture, installation, repair or maintenance of the Brine Concentrator.

         The Sellers and AES hereby acknowledge that any and all liabilities caused by Sellers' breach, if any, of the Gorman Bros. Contract arising prior to the Closing Date (including any and all liabilities arising under the Gorman Brothers Litigation) are and shall remain an Excluded Liability as that term is defined in Section 2.4(c) of the Asset Purchase Agreement. The parties agree that any and all liabilities related to the Gorman Bros. Contract arising at or after the Closing Date during the term of the Gorman Bros. Contract based upon a claim that (i) NYSEG, or any of its successors-in-interest (including without limitation AES Eastern Energy, L.P. ("AEE")) failed to use its best efforts to remediate, modify or repair the Brine Concentrator, (whether before or after the Closing Date); (ii) the effluent discharged from the Brine Concentrator does not meet the specifications of the Gorman Bros. Contract (whether before or after the Closing Date); or (iii) the failure of NYSEG, or any of its successors-in-interest (including without limitation AEE) to use its best efforts to meet the brine production estimates set forth in Section 3.2 of the Gorman Bros. Contract, shall each be deemed to be Excluded Liabilities, as that term is defined in Section 2.4 of the Asset Purchase Agreement. The parties further agree that neither AES nor any of its affiliates (including without limitation AEE) shall have any responsibility to repair or maintain the Brine Concentrator.

         Notwithstanding anything to the contrary contained herein, AES shall be solely liable for the consequences of its own willful misconduct and gross negligence in connection with the operation of the Brine Concentrator, as well as AES's own liability in connection with the assumption of and performance under the Gorman Bros. Contract (which liability shall constitute an Assumed Liability as defined in Section 2.3 of the Asset Purchase Agreement) unless such liability constitutes an Excluded Liability.

         The Sellers agree, jointly and severally, to indemnify, defend and hold harmless AES, its officers, directors, employees, shareholders, affiliates and agents (each, an "AES Indemnitee") from and against any and all Indemnifiable Losses (as defined in the Asset Purchase Agreement) asserted against or suffered by any AES Indemnitee relating to, resulting from or arising out of, any claim for non-payment of sums relating to the manufacture, installation, repair or maintenance of the Brine Concentrator (whether such claim arises before or after the Closing Date). In the event that a lien is filed on the Brine Concentrator in connection with any such claim, Sellers agree to take all actions necessary to have such lien removed within a ten day period following notice from AES, including, without limitation, the posting of a bond in an amount sufficient to have such lien removed.

         The parties agree that that the terms and conditions of this letter agreement shall survive the closing of the transactions contemplated by the Asset Purchase Agreement.

         Please indicate your approval and acceptance of the terms and conditions of this letter agreement by signing in the space provided below.


                                               Very truly yours,

                                               NGE GENERATION, INC.

                                               By:___________________
                                                   Kenneth M. Jasinski
                                                   Executive Vice President


                                               NEW YORK STATE ELECTRIC
                                                 & GAS CORPORATION

                                               By:___________________
                                                   Daniel W. Farley
                                                   Vice President  and Secretary

Accepted and Agreed to by:

AES Eastern Energy, L.P.

By:___________________________

Title:__________________________





                                       19